EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Darling International Inc.:

We consent to the incorporation by reference in the registration statements on Form S-4 (No. 333-131484) and Form S-8 (Nos. 333-125875, 33-99868 and 33-99866) of Darling International Inc. of our reports dated March 4, 2009, with respect to the consolidated balance sheets of Darling International Inc. and subsidiaries as of January 3, 2009 and December 29, 2007, and the related consolidated statements of  operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended January 3, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of January 3, 2009, which reports appear in the January 3, 2009 annual report on Form 10-K of Darling International Inc.

Our report dated March 4, 2009, with respect to the consolidated balance sheets of Darling International Inc. as of January 3, 2009 and December 29, 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three-years ended January 3, 2009 and the related financial statement schedule contains an explanatory paragraph that refers to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment and Statement of Financial Accounting Standards No. 158, Employer’s Accounting for Defined Benefit Pension and other Post-Retirement Plans – an Amendment of FASB Statements No. 87, 88, 106, and 132(R).

(signed) KPMG LLP

Dallas, Texas
March 4, 2009